Exhibit 77(q)(1)(e)(15)

                                   SCHEDULE A

      The Series of ING Investors Trust (formerly The GCG Trust) as described in
Section 1 of the attached Portfolio Management Agreement, to which Massachusetts Financial Services Company shall act as Portfolio Manager are as follows:

ING MFS Mid Cap Growth Portfolio
ING MFS Research Portfolio
ING MFS Total Return Portfolio